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                                                                   Exhibit 10.14

                                 --------------
                                 Hanover Direct
                                     [LOGO]
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                    1993 All-Employee Equity Investment Plan

                                  Plan Summary

                                    July 1993

   This document constitutes a prospectus covering securities that have been registered under the Securities Act of 1933
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Preface

Hanover Direct is inviting you to participate in the 1993 All-Employee Equity Investment Plan (the Plan). Hanover Direct's parent, The Horn & Hardart Company (the Company), strongly believes that every employee has an impact on the Company's stock price and wants to share the value created for its shareholders with each of you. This document contains a summary description of the Plan and outlines:

      o     The business and organizational objectives that support the Plan;

      o     The philosophy behind the Plan;

      o     Key provisions regarding the Plan;

      o     Questions and answers on how the Plan works.

It is important to note that this summary description is not intended to be a full statement of the Plan. In the event of a conflict between this summary and the Plan Document, a copy of which is attached, the Plan Document will be controlling. Please read all of these materials for a better understanding of the program. In addition, please feel free to call the Human Resources department if you have any questions regarding any aspect of the Plan.

The Business and Organizational Objectives that Support the Plan

Over the past three years, we have taken bold steps to restructure the Company and refocus our energies on our core business. We are now aggressively pursuing business strategies that will have a long-term impact on the overall health and success of the Company. Our key business and organizational objectives are to:

      o Provide superior service to our customers and make us the "Preferred Choice";

      o     Improve our operational processes and systems;

      o     Improve our overall financial performance;

      o     Grow and strengthen our market position;

      o     Build a sense of teamwork and ownership throughout the Company;

      o     Achieve superior growth in Company value for shareholders.

The Philosophy Behind the Plan

      The achievement of these goals will require a focused and dedicated commitment from all of our employees over the long-term. As a result, we have adopted a compensation philosophy which emphasizes:

      o     Teamwork among all of our employees;

      o     Ownership of Company stock by employees;

      o     Identification of employees with shareholders' increase;

      o     Participation of employees in the upside potential of the Company;

      o Establishing Hanover Direct as the "Preferred Choice" as an employer.

The All-Employee Equity Investment Plan will support this philosophy by encouraging us to own shares of Company stock. In particular, the Company is making an attractive offer for us to purchase Company stock. In doing so, the Plan will motivate us to think like owners and strongly identify with shareholders' interests.

Purpose of the Plan

The purpose of the 1993 All-Employee Equity Investment Plan is to encourage employees of the Company and its affiliates to acquire and retain a significant ownership stake in the Company, thereby rewarding employees for creating significant value for the Company's shareholders.
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Participation

Eligible participants of the Plan as of a August 1 Subscription Purchase Date are those people who have been employed by the Company or its affiliates on a full-time or permanent part-time basis since the immediately preceding June 1, are at least 18 years of age, are not covered by a union agreement, and who do not participate in any equity incentive or stock option plan for executives of the Company. Eligible participant in the 1993 All-Employee Equity Investment Plan will receive a letter inviting them to participate in the Plan.

Plan Provisions

The general description of how the Plan works is as follows:

You are given an opportunity to purchase up to a fixed number of shares of Horn & Hardart stock at a 40% discount from the market price. The shares can be paid for either with cash or through a Company loan. The shares you purchase vest in equal annual installments on the first, second and third anniversaries of the date on which you purchase the shares. A more detailed description of the Plan is discussed below.

      Stock Purchase

      o You are given the opportunity (Subscription Rights) to purchase up to a fixed number of shares of Horn & Hardart Company stock (Discount Shares) as of August 1 (Subscription Purchase Date). The number of Discount Shares covered by your Subscription Right (i.e. the number of shares that you may purchase) will be indicated in the letter inviting you to participate in the Plan

      o You are given the period (Subscription Period) indicated in the invitation letter during which you must decide how many of the Discount Shares covered by your Subscription Right you would like to purchase. After the end of the Subscription Period, you lose your right to purchase Discount Shares. The Subscription Period for an August 1 Subscription Purchase Date begins on the preceding July 1; provided, however, that the first Subscription Period under the Plan shall not commence prior to the date the adoption of the Plan is ratified by the Company's shareholders.

      o Your Subscription Right is not transferable and is forfeited if your employment is terminated for any reason before the Subscription Purchase Date

      o You may purchase the Discount Shares at a 40% discount to the market price. The market price is the average Fair Market Value of a share on the 30 trading days immediately preceding the first date of the Subscription Period

      o It is the intent of the Plan that new Subscription Rights will be granted annually through 1995

      Vesting

      o Once you purchase Discount Shares you own them so that you are entitled to vote the shares and receive any cash dividends paid. However, your purchased Discount Shares will be held by the Custodian (PW Trust Company or successor custodian) until they vest. The Company will keep an account in your name indicating how many Discount Shares you own

      o The Discount Shares you purchase will vest (i.e. you will be able to sell the Shares) in equal installments on the first, second, and third anniversaries of the Subscription Purchase Date. You will receive share certificates for the Discount Shares you own within 45 days after they vest. (You may, within 30 days after your Discount Shares vest, request the Custodian to sell some or all of your Discount Shares)

      o If you leave the Company before the end of the vesting period for any reason other than death or disability, all unvested Discount Shares must be resold to the Company for the discounted purchase price at which you bought them, provided that, if you voluntarily leave the Company or your employment is terminated for cause, the repurchase price is not greater than the Fair Market Value of the Discount Shares on the repurchase date

      o All of your Discount Shares vest immediately upon your attainment of age 65, death or permanent disability

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      Discount Share Purchase Financing

      o     You may pay for the Discount Shares in cash

      o You may pay for the Discount Shares with a loan provided by the Company evidenced by a Note

            o You must make payments on the principal of the Note through level weekly or biweekly payroll deductions for a period of one year

            o     The loan is interest free

            o The loan becomes due in full upon the earlier of the following

                  --    The first anniversary of the Subscription Purchase Date

                  -- Termination of employment for any reason including retirement, death and disability

                  --    Default in payment

            o You may elect to pay down the full balance of the Note at any time without penalty

            o You are responsible for the repayment of the Note in full. The Discount Shares purchased through the Plan are held as collateral by the Company pursuant to a pledge agreement

Discount Share Purchase Opportunities

The number of Discount Shares covered by your Subscription Right is based on your salary level.

If you are not eligible to participate in the Plan when Subscription Rights are granted, but become an eligible employee on or before December 1 of the Plan Year (the 12-month period commencing August 1), you will be granted a Subscription Right to purchase, as of the first business day of February, a pro-rata portion of the number of Discount Shares that would have been covered had you been eligible to purchase Discount Shares on the first day or the Plan Year.

Discount Share Purchase Election

You must determine how many of the Discount Shares covered by your Subscription Right you would like to purchase during the Subscription Period. By the end of this period, you must deliver a completed Subscription Agreement form, together with payment for the purchase price of the Discount Shares you have elected to purchase in cash or through the execution of a Note covering the total purchase price of the Discount Shares. The Note must be delivered together with (1) a pledge agreement pledging the purchased Discount Shares as collateral for the Note, and (2) authorization for payroll deductions. The Subscription Period and Subscription Purchase Date will be indicated in the letter inviting you to participate in the Plan. You may revoke your Subscription Agreement at any time prior to the Subscription Purchase Date.

Other Information Regarding the Plan

      General Information Regarding the Plan

      o The Plan is not subject to any provisions of the Employee Retirement Income Security Act of 1974 and is not qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended.

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      o     You shall receive notice of Plan amendments as they become effective. You shall receive either a Form 10-K or an Annual Report to Shareholders, in addition to any amendments to the Plan, on August 1 of every Plan Year. Furthermore, any participant wishing to receive a copy of the Company quarterly reports on Form 10-Q, may request it from Human Resources at any time. Each participant will also receive a copy of his/her account statement (reflecting the total number of shares owned, vested and unvested) in August following every Plan Year.

      Effectiveness, Amendment and Termination of the Plan

      o The Plan became effective as of February 22, 1993 subject to the ratification of approval by the shareholders of the Company.

      o The Board of Directors may make such changes in and additions to the Plan as it may deem proper and in the best interest of the Company; provided that, without the Participant's consent, no such amendment shall materially impair a Participant's rights with respect to any Subscription Rights previously granted to or Discount Shares previously purchased by such Participant.

      o The Plan terminates on July 31, 1996 or such earlier date as the Board may determine.

      Administration of the Plan

      o The Plan will be administered by the Compensation Committee of the Company's Board of Directors, consisting of three independent directors. The Compensation Committee exercises all powers and duties with respect to the Plan and its administration. The Board of Directors appoints or add members to the Committee. The Compensation Committee's interpretation and construction of any provision of the Plan shall be final and conclusive.

      Shares covered under the Plan

      o Shares of Horn & Hardart common stock, par value $.66 2/3, at the market price for the Plan year less 40%

      o The total number of shares of Horn & Hardart common stock covered by Subscription Rights granted under the Plan may not exceed 2,300,000 shares (subject to adjustment).

      o The shares of Horn & Hardart stock covered by the Plan may be authorized and unissued shares, shares held by the Company in its Treasury, or reacquired shares.

      Transferability of Shares acquired through the Plan

      o Subscription Rights are not transferable and are canceled upon termination of employment for any reason prior to the Subscription Purchase Date

      o Prior to vesting, Discount Shares purchased cannot be transferred, sold, exchanged or otherwise disposed of, other than by will or the laws of descent and distribution.

      Withholding/Tax Effects

      o Appropriate provisions shall be made for the collection of required federal, state and local withholding taxes with respect to Discount Shares. The Company may take such steps as it deems necessary to provide for the payment of these taxes.

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      Registrant Information and Employee Plan Annual Information

      o The Company shall provide, upon request, the documents incorporated by reference in Item 3 of Part II of the registration statement covering the shares under the Plan, and these documents are thus incorporated by reference in this prospectus. The Company will also provide, upon request, other documents required to be delivered to you pursuant to Rule 428(b) of the Securities Act of 1933. Please feel free to call the Human Resources department at The Horn & Hardart Company, 1500 Harbor Drive, Weehawken, New Jersey 07087, telephone number (201) 865-3800, if you have any questions regarding any aspect of the Plan or the Compensation Committee.

      o Nothing contained in the Plan gives any employee the right to remain in the employ of the Company or an affiliate or limits the right of the Company or an affiliate to terminate the Company's employment at any time.

Questions and Answers

Q.    When can I purchase the Discount Shares covered by my Subscription Right?

A. You may buy the Discount Shares on the Subscription Purchase Date, which is August 1, 1993 for the 1993 Plan Year. You must decide how many of the Discount Shares covered by your Subscription Right you would like to purchase and complete the necessary paperwork by the end of the Subscription Period.

Q.    How many Discount Shares may I purchase?

A. You may purchase any number of Discount Shares up to the number covered by your Subscription Right

Q.    How much will I have to pay for Discount Shares?

A. You may purchase Discount Shares at a 40% discount to the market price. The market price will be the average Fair Market Value of a share on the 30 trading days immediately preceding the first day of the Subscription Period.

Q.    How does the Discount Share purchase work?

A. Assume that your Subscription Right covers 600 Discount Shares. Also assume that, during the Subscription Period, you decide to purchase all of the 600 Discount Shares covered by your Subscription Right. Assuming that by the end of the Subscription Period, you deliver a completed Discount Share purchase election form and payment for the Shares in either cash or through the execution of a Note together with (1) a pledge agreement pledging the purchased Discount Shares as collateral for the Note, and (2) authorization for payroll deductions, Shares are then purchased in your name at a 40% discount to the market price. If the average Fair Market Value on the 30 trading days immediately preceding the first day of the Subscription Period is $4.00, then you would purchase Discount Shares for $2.40 per Share, or a total purchase price of $1,440.

Q.    How can I pay for the Discount Shares?

A. You may pay for the Discount Shares in cash on the Purchase Date. Alternatively, you may elect to pay for the Shares with a Note. The Note is interest free, due in full one year from the Purchase Date, and requires weekly or biweekly installment payments from payroll deductions. In order to pay for the Discount Shares with the Note you must deliver, by the end of the Subscription Period, a completed Note together with (1) a pledge agreement pledging the purchased Discount Shares as collateral for the Note, and (2) authorization for payroll deductions. Assume that your Discount Share purchase price is $1,440 as in the above example; then, if you get paid biweekly, $55.38 would be deducted from each paycheck in order to make the payments on the Note. At the end of the year, the Note would be repaid in full.

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Q.    What if I want to prepay the loan during the year?

A. You are free to prepay the loan at any time during the year without penalty. However, as the loan is interest free, you may want to consider taking advantage of the payroll deduction opportunity.

Q.    What if I leave the Company before the vesting period ends?

A. If you leave the Company for any reason other than death or disability before the end of the vesting period, the Company will buy back the unvested Discount Shares for the discounted purchase price at which you bought them, provided that, if you voluntarily leave the Company or your employment is terminated for cause, the repurchase price shall not be greater than the Fair Market Value of the Discount Shares on the repurchase date.

Q.    What might my gain be at the end of five years?

A. Assume that you purchase the 600 Discount Shares at an average price of $2.40. That is, the market price (i.e. the average Fair Market Value for the 30 trading days immediately preceding the first day of the Subscription Period) of the stock was $4.00, so your average discounted purchase price is $2.40. This means your total purchase price is $1,440. Your net gain after five years (before taxes are paid) would be as shown in the following chart, depending on the Company's stock performance.

                            Purchase    Year 5 Net Gain(Loss) before Taxes
      Annual      Shares      Price          at Varying Stock Prices*
      Salary    Purchased   @ $2.40       $3.00   $5.00   $7.50   $10.00
      ------    ---------   -------       -----   -----   -----   ------
      $30,000      600       $1,440       $360   $1,550  $3,060   $4,560

      * Assumes that market price = $4.00, and average discounted purchase price = $2.40.

Q.    What if the stock price goes down?

A. As long as there is a market for the Company's shares, your Discount Shares will have value. This value, however, could be less than what you initially invested to purchase the Shares. Assume that the stock price is $2.00 at the end of five years. If you had bought the 600 Shares for a price of $2.40 per share (again, the market price was $4.00 so the discounted purchase price is $2.40), or $1,440, and the Shares are worth $1,200 at the end of five years, you would have incurred a net loss of $240.

Q.    What are my Federal income tax liabilities under the Plan?

A. The IRS views the value you get through purchasing the Discount Shares the same way as it views your salary, and it is treated in a similar manner. However, you do have a choice as to when to pay these taxes.

Most of you will opt to pay your taxes when your Shares vest on the first, second and third anniversaries of the Subscription Purchase Date. At this time, you will be taxed on the amount equal to the difference between the market price per share on the vesting date and the price per share you paid for the Shares, multiplied by the number of Shares vesting on that date. Using our above example of a 600 Share purchase at a discounted price of $2.40 (i.e. the market price is $4.00), your tax liability would be as shown in the following chart, depending on the Company's stock price and assuming a 35% tax rate:

                                Grant       1st            2nd           3rd
                                 Date   Anniversary    Anniversary   Anniversary
                                 ----   -----------    -----------   -----------
Market Price:                   $4.00      $4.75          $5.50         $8.00
Shares Vesting:                     0        200            200           200
Gain on Vested Shares:             $0       $470           $620          $720
Approximate Tax Liability (35%     $0       $165           $217          $252
rate):
Shares Unvested:                  600        400            200            0

Keep in mind that this is only an example. Before making a decision on when to pay your taxes, you should consult a financial advisor.

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      If you sell your Discount Shares after they become vested, you will generally realize a long-term or short-term capital gain or loss equal to the difference between the proceeds from such sale and the sum of the amount you paid for your Discount Shares and the amount you included in income when the shares vested (as described in the preceding paragraph). If your Discount Shares are forfeited before they become vested, and they are repurchased by the Company for the price you originally paid for them, you will realize no gain or loss. If the Company pays you less than your original purchase price because you terminated employment voluntarily or were discharged for cause and the market price of the shares on the date of repurchase is less than your original purchase price, you will realize an ordinary loss equal to the difference between the repurchase price and your original purchase price for the Discount Shares.

      If you prefer to be taxed on your Discount Shares when you purchase them instead of when they vest, you must file an election under section 83(b) of the Internal Revenue Code within 30 days after the Subscription Purchase Date. You must then include in your gross income in the year of the purchase the difference between the market price of the Discount Shares on the Subscription Purchase Date and your purchase price for the Discount Shares. If you then sell the Discount Shares after they become vested, you will generally realize a long-term or short-term capital gain or loss equal to the difference between the amount realized on the sale and the market value of the Discount Shares on the date you purchased them. If your Discount Shares are forfeited before they become vested, and they are repurchased by the Company for your original purchase price, you will not be able to claim a loss for the amount you previously included in income. If you terminated employment voluntarily or were discharged for cause and the price paid to you by the Company is less than your original purchase price for the shares, then you will realize a long-term or short-term capital loss equal to the difference between your original purchase price and the proceeds on the sale.

      The above summary is not intended to be a complete description of the tax consequences associated with purchasing Discount Shares. We strongly recommend that you consult a tax advisor for more information on the tax treatment of the Discount Shares in your particular circumstances.

Q. What are the Federal income tax consequences to the Company under the Plan?

A. The Company will be entitled to a deduction for Federal income tax purposes at the same time and in the same amount as a participant is in receipt of income in connection with the purchase of Discount Shares. In the event that a participant recognizes an ordinary loss upon the forfeiture of Discount Shares, the Company will required to include the amount of such loss in its gross income.